Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AQUAMED TECHNOLOGIES, INC.

ARTICLE I

The name of the corporation is AquaMed Technologies, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “Corporation Law”).

ARTICLE IV

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 12,000,000 shares, such shares being designated as follows: (i) 10,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) shall have authority to the fullest extent permitted under the Corporation Law to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the Corporation Law and this Certificate, as the same may be amended from time to time.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance of and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation and to designate the terms of any authorized but unissued shares of the Corporation’s Preferred Stock. As permitted by Section 242(b)(2) of the Corporation Law, the number of authorized shares of Common Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Corporation entitled to vote on an as-converted to Common Stock basis, voting together as a single class without the approval of the holders of the Common Stock voting as a separate class.

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be personally liable to the corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 or successor provision of the Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit; or (v) as otherwise prohibited by applicable law. Any repeal or modification of this ARTICLE VI shall only be prospective and shall not affect the rights under this ARTICLE VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

ARTICLE VIII

The books of the Corporation may be kept (subject to any provision contained in the applicable statutes) outside the State of Delaware, at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE IX

The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person, except as otherwise required by law, or to otherwise advance any expenses to any officer of the Corporation, except as otherwise required by law. Such rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE X

Subject to applicable law, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

ARTICLE XI

The name and address of the incorporator is as follows:

NAME	ADDRESS

Ralph D. Mosley, Jr.	405 Lexington Avenue New York, New York 10174.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be signed by its duly authorized representative, on the 13th day of January, 2009.

AQUAMED TECHNOLOGIES, INC.

By:	/s/ Ralph D. Mosley, Jr.
Name: Ralph D. Mosley, Jr.
Title: Sole Incorporator

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